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Preliminary Offering Circular dated October 14, 2020

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Wearable Health Solutions, Inc.

$5,000,000

500,000,000 SHARES OF COMMON STOCK

$0.01 PER SHARE

This is the public offering of securities of Wearable Health Solutions, Inc., a Nevada corporation. We are offering up to 500,000,000 shares of our Common Stock, par value $0.0001 ("Common Stock"), at an offering price of $0.01 per share (the "Offered Shares") by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the "Termination Date"). The minimum purchase requirement per investor is 1,000,000 Offered Shares ($10,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 6 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a “best efforts” basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “WHSI.”

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.01	$5,000,000.00
Underwriting Discounts and Commissions (3)	$0	$0
Proceeds to Company (4)	$0.01	$5,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution” – Continuous Offering.

(2)	This is a “best efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, which will be approximately $50,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.01 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to "Wearable Health Solutions, Inc.", "Wearable Health Solutions”, “WHSI”, “BOAPIN”, “Medical Alarm Concepts”, “MAC”, "we", the "Company", "our" and "us" refer to the activities of and the assets and liabilities of the business and operations of Wearable Health Solutions, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	The speculative nature of the business;

•	Our reliance on suppliers and customers;

•	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a "going concern;"

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to finance our businesses;

•	Our ability to promote our businesses;

•	Our ability to compete and succeed in highly competitive and evolving businesses;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us and our perception and interpretation thereof, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We urge you to read this Offering Circular in its entirety and not place undue reliance on forward-looking statements. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements revising and/or updating our forward-looking statements if events occur or circumstances change.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the "Risk Factors" section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Company Information

Wearable Health Solutions Inc. (the Company) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008 under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

The Company is primarily engaged in utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

Wearable Health Solutions, Inc. provides mobile health (mHealth) products and services to dealers and distributors throughout the globe. As a leader in the rapidly growing medical alarm device and eHealth sector, we provide innovative wearable healthcare products, tracking services, and turn-key solutions that enable our users to be proactive with their health, as well as safe and protected at all times. Our products and services are always state-of-the-art and cost effective. Through our culture, our drive, and the expertise of each individual employee, we are uniquely positioned to build shareholder value by setting the highest standards in service, reliability, and safety in our rapidly growing industry.

Wearable Health Solutions’ flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Currently, approximately 60% of all medical alarms being sold in the United States are first-generation technologies that require the user to speak and listen through a central base station unit. The MediPendant®, however, offers a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

We are in the designing phase in the next generation 4G “Telehealth-Ready” mobile medical alarm device. With similar features and functions as the iHelp+3G, the 4G anticipates the ability to offer better coverage, faster response times, and pinpoint accurate location tracking for lone workers and those needing immediate assistance in an emergency. It includes GPS tracking, fall detection, and geo-fencing, similar, but more enhanced and accurate then the iHelp+3G.

BOAPIN was created to host a Business-to-Business software enabled e-commerce platform that manages buyers and sellers in the commodities industry. The platform provides a variety of services including tracking solutions, smart contracts, digital marketing, fintech, a commodities search/match interface and other options for business users.

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BOAPIN was created to bring efficiency, growth, and transparency to the global trade process. Our platform is designed to deliver solutions and services that promote trade, facilitate transactions, connect marketplaces  and generate superior profits and global brand recognition for users. Our next generation of development includes smart contracts, combined ordering, real time translation, cross border payments and blockchain traceability.

BOAPIN is a technology platform uniquely positioned to deliver B2B solutions for the import/export trade sector by deploying cutting-edge technologies such as artificial intelligence (AI), big data analytics, smart contract and blockchain. BOAPIN’s platform aims to shorten trade cycle, increase trade efficiencies and grow global trade. Designed as an open-architecture platform, BOAPIN will build an ecosystem which digitalizes trade process. Through this multilingual B2B cross border e-commerce platform, you can:

•	Facilitate direct trade between end buyers and sellers by letting buyers find you easily and cost effectively
•	Shorten trade cycle and processing time through paperless transactions
•	List detailed product information, certifications and more
•	Create an e-commerce store front instantly
•	Negotiate directly between buyers and sellers via our sophisticated RFQ tool
•	Benefit from insightful reporting and business analytics
•	Take advantage of simple and straightforward sales management system such as order management and invoicing

Our fiscal year-end date is June 30.

Our WHSI mailing address is 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4. Our main telephone number is (855) 226-4827, and our fax number is (416) 549-1619. Our website is www.wearablehealthsolutions.com and our email address is info@wearablehealthsolutions.com.

The mailing address for BOAPIN is is 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4 and the telephone number is (844) 513-0056. The website for BOAPIN is www.boapin.com and the contact email address is support@bopain.com.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

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Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTCMarket Pink Open Market Sheets under the symbol WHSI.

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THE OFFERING

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Issuer:	Wearable Health Solutions, Inc.

Securities offered:	A maximum of 500,000,000 shares of our common stock, par value $0.0001 ("Common Stock") at an offering price of $0.01 per share (the "Offered Shares"). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	497,399,177 issued and outstanding as of October 9, 2020

Number of shares of Common Stock to be outstanding after the offering	997,399,177 shares, if the maximum amount of Offered Shares are sold

Price per share:	$0.01

Maximum offering amount:	500,000,000 shares at $0.01 per share, or $5,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Open Market Sheets division under the symbol "WHSI."

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $4,950,000.00. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See "Risk Factors."

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RISK FACTORS

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The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute "Forward-Looking Statements."

Our business and future operations may be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the country as a whole. For example, the recent outbreak of COVID-19, which began in China, has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our customers or other business partners. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, our customers, our potential customers, suppliers or other current or potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

The Company is an early stage enterprise and has commenced principal operations. The Company had $1,163,337 in revenues and has incurred losses of $453,820 for the year ended June 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

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There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 3. Going Concern for further information.

Risks Relating to Our Financial Condition

Our financials are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied.

Although the Company is confident with its accounting, we are not required to have our financials audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountants do not have a third party reviewing the accounting. Our accountants may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

Our management has limited experience operating a public company and are subject to the risks commonly encountered by early-stage companies.

Management of Wearable Health Solutions, Inc. has experience in operating small companies. Many investors may treat us as an early-stage company. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

-risks that we may not have sufficient capital to achieve our growth strategy;

-risks that we may not develop our products and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

-risks that our growth strategy may not be successful; and

-risks that fluctuations in our operating results will be significant relative to our revenues.

These risks are described in more detail below. Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

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We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations.

As we have begun expanding operations in our business and have increasing revenues through our wholly-owned subsidiary, Medical Alert Concepts, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in the health, technologies, and commodities industries, which are rapidly transforming. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change, or that potential customers will utilize our services.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, add to our inventory, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of selling commodities, medical devices, technologies or other related items. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

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We may not be able to compete successfully with other established companies offering the same or similar products and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $45,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

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The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and relatively small revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

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The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

-our ability to integrate operations, technology, products and services;

-our ability to execute our business plan;

-operating results below expectations;

-our issuance of additional securities, including debt or equity or a combination thereof;

-announcements of technological innovations or new products by us or our competitors;

-loss of any strategic relationship;

-industry developments, including, without limitation, changes in competition or practices;

-economic and other external factors;

-period-to-period fluctuations in our financial results; and

-whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 1,200,000,000 shares of common stock. We have issued and outstanding, as of October 9, 2020, 497,399,177 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

If we undertake a reverse stock split it may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

If we choose to do a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that a reverse stock split will result in a share price that will attract new investors.

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We are classified as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control Wearable Health Solutions, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Wearable Health Solutions, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Wearable Health Solutions, Inc. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

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Our business plan is speculative.

Our planned businesses are speculative and subject to numerous risks and uncertainties. The burden of government regulation on technology, medical, and commodities related industry participants, including manufacturers, distributors, retailers, suppliers and consumers, is uncertain and difficult to quantify. There is no assurance that we will ever earn enough revenue to make a net profit.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our Wearable Health Solutions products and subsidiary products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

In the event we are not successful in reaching our revenue targets, additional funds may be required.

We may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we may be forced to suspend or cease operations. Management intends to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

While we are attempting to generate sufficient revenues, our cash position may not be enough to support our daily operations.

Management intends to raise additional funds by way of a public offering or additional private offerings, by the exercise of outstanding warrants, or by alternative methods. While we believe in the viability of our strategy to increase revenues and in our ability to raise additional funds, there can be no assurances to that effect. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan, raise additional money, and generate sufficient revenues.

We have to keep up with rapid technological change to continue offering our business clients competitive services or we may lose clients and be unable to compete.

Our future success will depend on our ability to continue delivering our business clients competitive results-based Enterprise Transactional Solutions. In order to do so, we will need to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance of our services. Our failure to adapt to such changes would likely lead to a loss of clients or a substantial reduction in the fees we would be able to charge versus competitors who have more rapidly adopted improved technology. Any loss of clients or reduction of fees would adversely impact our revenue. In addition, the widespread adoption of new Internet technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. If we are unable to pass all or part of these costs on to our clients, our margins and, therefore, profitability will be reduced.

We may not be able to compete with other software developers, almost all of whom have greater resources and experience than we do.

Mostly all of our competitors have significantly greater financial, marketing and other resources, broader product lines outside of intimate apparel and larger customer bases than we have and are less financially leveraged than we are. As a result, these competitors may be able to: adapt to changes in customer requirements more quickly; introduce new and more innovative internet technological products more quickly; better adapt to downturns in the economy or other decreases in sales; better withstand pressure to accept customer concerns; take advantage of acquisition and other opportunities more readily; devote greater resources to the marketing and sale of their services; and adopt more aggressive pricing policies.

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Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

We rely on the attraction and retention of talented employees.

Attracting and retaining talented employees in sales and marketing, research and development, finance and general management, as well as of specialized technical personnel, is critical to our success and could also result in business interruptions. There can be no assurance that we will be successful in attracting and retaining all the highly qualified employees and key personnel needed in the future.

We may from time to time be subject to warranty and product liability claims with regard to product performance and effects.

We could incur product liability losses as a result of repair and replacement costs in response to customer complaints or in connection with the resolution of contemplated legal proceedings relating to such claims. Successful claims for damages may be made that are in excess of our insurance coverage. Our insurance could become more expensive and there is no assurance that insurance will still be available on acceptable terms. In addition to potential losses arising from claims and related legal proceedings, product liability claims could affect our reputation and relationships with key customers. As a result, product liability claims could materially impact our financial condition and operating results.

In order to develop additional revenues and further our current products, we have plans to invest in product(s) that are synergistic with our current products.

Investing in these products’ adaptive technologies or business models may or may not be successful. They may not be timely nor cost-effective, and there is no assurance the desired results will be achieved. We may need to increase our inventory levels, increase our accounts receivables, and be exposed to bad debt and obsolete inventory, and this would negatively impact our operations and balance sheet.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Certain of the Company’s products are dependent on consumer discretionary spending.

Certain of our medical and health products as well at technology platforms may be susceptible to unfavorable changes in economic conditions.  Decreases in consumer discretionary spending could negatively affect the Company's business and result in a decline in sales and financial performance.

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Our business is dependent upon suppliers.

We plan on entering into supply agreements with manufacturers. Nevertheless, we remain dependent upon a limited number of suppliers for our products. Although we do not anticipate difficulty in obtaining adequate inventory at competitive prices, we can offer no assurance that such difficulties will not arise. The extent to which supply disruption will affect us remains uncertain. Our inability to obtain sufficient quantities of products at competitive prices would have a material adverse effect on our business, financial condition and results of operations.

We cannot assure that we will earn a profit or that our products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

Inventories maintained by the Company, the manufacturers and its customers may fluctuate from time to time.

The Company relies in part on its dealer and customer relationships and predictions of the manufacturer and customer inventory levels in projecting future demand levels and financial results.  These inventory levels may fluctuate, and may differ from the Company’s predictions, resulting in the Company’s projections of future results being different than expected. These changes may be influenced by changing relationships with the dealers and customers, economic conditions and customer preference for particular products. There can be no assurance that the Company’s manufacturers and customers will maintain levels of inventory in accordance with the Company’s predictions or past history, or that the timing of customers’ inventory build or liquidation will be in accordance with the Company’s predictions or past history.

New online store features could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our online retail platform, is only in its early-stages and it has begun to generate some revenue for the Company. There is no guarantee that individual customers will use these features and as a result, we may fail to generate greater revenue. Additionally, any of the following events may cause decreased use of our online store:

●	Emergence of competing websites and online retail stores;

●	Inability to convince potential customers to shop at our online store;

●	A decrease or perceived decrease in the quality of products at our online store(s);

●	An increase in content/products that are irrelevant to our users;

●	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

●	An increase in the level of advertisements by competitors may lower traffic acquisition rates;

●	A rise in safety or privacy concerns; and

●	An increase in the level of spam or undesired content on the sites.

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We have limited or no control over the manufacturing and quality of the products we sell.

We do not directly manufacture any of the products that we sell or we currently plan to sell. Consequently, we have limited or no control over manufacturing practices at the suppliers from whom we procure the products we sell. We put forth considerable efforts to ensure that the products we sell are safe and comply with all applicable regulations. In spite of these efforts, there is a risk that we could inadvertently resell products which fail to comply with applicable regulations or have other quality defects. If this were to occur, we could be forced to conduct a product recall, defend regulatory or civil claims, or take other actions, any of which could have a material adverse effect upon our business.

Increases in the cost of shipping, postage or credit card processing could harm our business.

We ship our products to customers by United States mail and other overnight delivery and surface services. We generally invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. Any increases in shipping, postal or credit card processing rates could harm our operating results as we may not be able to effectively pass such increases on to our customers. Similarly, strikes or other service interruptions by these shippers could limit our ability to market or deliver our products on a timely basis.

We face an inherent risk of exposure to product liability claims in the event that the products we manufacture or sell allegedly cause personal injury.

We face an inherent risk of exposure to product liability claims in the event that the products we sell allegedly cause personal injury. Although we have not experienced any significant losses due to product liability claims, we may experience such losses in the future. While our suppliers maintain insurance against product liability claims but cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on acceptable terms. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity, could have a material adverse effect upon our business.

Capacity limits on some of our planned technology, transaction processing systems and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems in a timely manner to meet significant unexpected increased demand.

As the number of possible customers we potentially serve increases and if our customer base grows, the traffic on our planned transaction processing systems and network hardware and software will rise. In our capacity planning processes, we may be unable to accurately project the rate of increase in the use of our transaction processing systems and network hardware and software. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate significant unexpected increased or peak use. If we are unable to appropriately upgrade our systems and network hardware and software in a timely manner, our operations and processes may be temporarily disrupted.

We may be unable to keep pace with changes in the industries that we serve and advancements in technology as our business and market strategy evolves.

As changes in the industries we serve occur or macroeconomic conditions fluctuate we may need to adjust our business strategies or find it necessary to restructure our operations or businesses, which could lead to changes in our cost structure, the need to write down the value of assets, or impact our profitability. We will also make investments in existing or new businesses, including investments in technology and expansion of our business plans. These investments may have short-term returns that are negative or less than expected and the ultimate business prospects of the business may be uncertain.

As our business and market strategy evolves, we also will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive, better and more interactive products and web accessibility standards. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

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Risks Relating to the Internet

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

Changing technology could adversely affect the operation of our websites.

The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

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Statements Regarding Forward-looking Statements

______

This Disclosure Statement contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors."

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $50,000) will be $4,950,000. We will use these net proceeds for the following:

Shares Offered (% Sold)	500,000,000 Shares Sold (100%)	375,000,000 Shares Sold (75%)	250,000,000 Shares Sold (50%)	125,000,000 Shares Sold (25%)
Gross Offering Proceeds	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Approximate Offering Expenses (1)
Misc. Expenses	15,000	15,000	15,000	15,000
Legal and Accounting	35,000	35,000	35,000	35,000
Total Offering Expenses	50,000	50,000	50,000	50,000
Total Net Offering Proceeds	4,950,000	3,700,000	2,450,000	1,200,000
Principal Uses of Net Proceeds (2)
Employee/Officers & Directors / Independent Contractor Compensation	530,000	397,500	265,000	132,500
Marketing for Medical Alert Concepts, Boapin.com	440,000	330,000	220,000	110,000
Software-Boapin.com – Gen 2 and Medical Alert Concepts	350,000	262,500	175,000	87,500
Working Capital	570,000	415,000	260,000	105,000
Legal & Accounting	75,000	56,250	37,500	18,750
Consulting Fees	295,000	221,250	147,500	73,750
Repayment of Promissory Note to Jason Cohen (3)	500,000	375,000	250,000	125,000
Boapin Portal Upgrades	260,000	195,000	130,000	65,000
Updating Products – iHelp-4G and Lone Worker programs	410,000	307,500	205,000	102,500
Inventory --medical devices	350,000	262,500	175,000	87,500
Transfer Agent and Fees	30,000	22,500	15,000	7,500
General and Administrative Expenses	235,000	176,250	117,500	58,750
Corporate Debt Reduction	480,000	360,000	240,000	120,000
Repayment of Promissory Note to Hypersoft Ventures (4)	425,000	318,750	212,500	106,250

Total Principal Uses of Net Proceeds	4,950,000	3,700,000	2,450,000	1,200,000
Amount Unallocated	0	0	0	0

(1)	Offering expenses have been rounded to $50,000.
(2)	Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations.
(3)	Promissory Note to Jason Cohen in the original amount of $500,000, dated July 31, 2020 with an annual interest rate of 12% per annum with a maturity date of October 31, 2020, attached as Exhibit 6.4 hereto.
(4)	Promissory Note Hypersoft Ventures in the original amount of $425,000, dated August 3, 2020 with an annual interest rate of 10% per annum with a maturity date of August 31, 2022, attached as Exhibit 6.5 hereto.

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The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DILUTION

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If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of June 30, 2020 was $(2,293,428) or $(0.0046) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $50,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.01	$0.01	$0.01	$0.01
Historical net tangible book value per share as of June 30, 2020 (1)	(.0046)	(.0046)	(.0046)	(.0046)
Increase in net tangible book value per share attributable to new investors in this offering (2)	(.0073)	(.0062)	(.0048)	(.0029)
Net tangible book value per share, after this offering	.0027	.0016	.0002	(.0017)
Dilution per share to new investors	.0073	.0084	.0098	.0117

(1)	Based on net tangible book value as of March 31, 2020 of $(2,293,428) and 497,399,177 outstanding shares of Common stock as of June 30, 2020.
(2)	After deducting estimated offering expenses of $50,000.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

-the information set forth in this Offering Circular and otherwise available;

-our history and prospects and the history of and prospects for the industry in which we compete;

-our past and present financial performance;

-our prospects for future earnings and the present state of our development;

-the general condition of the securities markets at the time of this Offering;

-the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

-other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

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Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

______

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company has had limited revenues from operations in each of the last two fiscal years, and in the current fiscal year.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company's entire deployment of its current and proposed products and its business plan, it may have to raise additional funds in the next twelve months. Contemporaneously we will work to recruit in experts in the field as well as scout experienced firms to assist in the marketing and distribution of our medical and health products and technology platforms.

The Company expects to increase the number of employees at the corporate level.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions about collection of accounts and notes receivable, the valuation and recognition of stock-based compensation expense, the valuation and recognition of derivative liability, valuation allowance for deferred tax assets and useful life of fixed assets.

RESULTS OF OPERATIONS

Results for the Year Ended June 30, 2020 and June 30, 2019

Working Capital	For the year ended June 30, 2020 $	June 30, 2019 $
Cash	0	3,829
Current Assets	218,639	112,383
Current Liabilities	2,540,237	2,323,765
Working Capital (Deficit)	(2,321,598)	(2,211,381)

Cash Flows	For the year ended June 30, 2020 $	June 30, 2019 $
Cash Flows from (used in) Operating Activities	(517,761)	(132,401)
Cash Flows from (used in) Investing Activities	0	0
Cash Flows from (used in) Financing Activities	513,244	131,712
Net Increase (decrease) in Cash During Period	(4,517)	(689)

Operating Revenues

The Company’s revenues were $1,163,337 for the year ended June 30, 2020 compared to $770,396 for the year ended June 30, 2019.

Cost of Revenues / Sales

The Company’s cost of revenues was $(470,316) for the year ended June 30, 2020 compared to $398,167 for the year ended June 30, 2019.

Gross Profit

For the year ended June 30, 2020, the Company’s gross profit was $693,021 compared to $372,227 for the year ended June 30, 2019.

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General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, employees, and accounting expenses. For the year ended June 30, 2020 compared to the year ended June 30, 2019, general and administrative expenses increased from $781,021 to $1,186,993 for the year ended June 30, 2020 representing an increase of $405,972. The $405,972 increase is primarily attributable to a increase in operations of our subsidiary.

Other Income (Expense)

Other income (expense) consisted of interest expense of $223,636 for the year ended June 30, 2020. For the year ended June 30, 2019 other income (expense) consisted of interest expense of $(280,822).

Net Loss

Our net loss for the year ended June 30, 2020 was $453,820 compared with a net loss of $715,462 for the year ended June 30, 2019. The net loss is influenced by the matters discussed in the other sections of the MD&A.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related and third parties through capital investment and borrowing of funds.

At June 30, 2020, the Company had total current assets of $218,639 compared to $112,383 at June 30, 2019. Current assets consist primarily of accounts receivable, and prepaid expenses. The increase in current assets of $106,256 was primarily attributed to an increase in prepaid expenses of $180,348 and accounts receivable to $38,291.

At June 30, 2020, the Company had total current liabilities of $2,540,237 compared to $2,323,765 at June 30, 2019. Current liabilities consisted primarily of accounts payable, deferred revenue, due to related party, notes payable, derivative liabilities, convertible notes payable, and accrued expenses. The increase in our current liabilities was attributed to the increase in amounts owed to related party and notes payable to a third party.

We had negative working capital in the amount of $2,321,598 as of June 30, 2020 and a negative working capital in the amount of $2,211,382 as of June 30, 2019.

Cashflow from Operating Activities

During the year ended June 30, 2020, there was cash used in operating activities in the amount of $517,761 compared to cash used in operating activities in the amount of $132,401 for the year ended June 30, 2019. The increase in the amounts of cash used in operating activities was due to various reasons as shown in the financial statements below.

Cashflow from Investing Activities

There was no cash used in investing activities for the years ended June 30, 2020 and 2019.

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Cashflow from Financing Activities

During the year ended June 30, 2020, cash provided by financing activity was $513,244 compared to $131,712 provided during the year ended June 30, 2019. This increase was primarily due to advances from a related party in the amount of $363,244 and proceeds of $135,000 from a note payable.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of June 30, 2020, the Company has a net loss of $453,820, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and websites, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Recognition of Revenues - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date however, adoption is required for annual reporting periods beginning after December 15, 2017.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies", including but not limited to:

-not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

-taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

-being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

-being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an "emerging growth company" as of the following June 30.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 1 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for "emerging growth companies" under the Exchange Act. The differences include, but are not limited to, being required to file only an exit report, rather than annual and quarterly reports.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not "emerging growth companies", and our stockholders could receive less information than they might expect to receive from more mature public companies.

Wearable Health Solutions, Inc.

______

Corporate History

We were organized in 2008. We manufacture medical alarm devices that are used to summon help in the event of an emergency. While these devices are primarily designed for the elderly, we believe there is also a market for those who are physically disabled, as well as for persons living alone.

Our flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Currently, approximately 60% of all medical alarms being sold in the United States right now are first-generation technologies that require the user to speak and listen through a central base station unit. The MediPendant®, however, offers a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

We also manufacture the iHelp mobile medical alarm device. The iHelp is a next-generation medical alarm that utilizes T-Mobile’s 2G network. Users of the iHelp mobile medical alarm can take the device with them wherever there is cellular service. There is no base station and the iHelp only requires a cellular signal in order to work.

In 2016 we implemented a new product called the iHelp+ (iHelp plus 3G). iHelp+ is a cellular medical alert system that operates on a 3G network. It primarily operates over the cell phone networks. It is Bluetooth and Wi-Fi enabled. It has a much broader reach than our original iHelp, as well as additional functions, such as fall detection and geo-fencing (ability to pre-set an area and alert loved ones if the user leaves or enters the pre-set area).

On August 3, 2020, the Company entered into an Asset Purchase Agreement with Hypersoft Ventures, Inc. (“Asset Purchase Agreement”). As per the Asset Purchase Agreement the Company will purchase certain assets of Hypersoft Ventures and its international commodities trading portal referenced as BOAPIN.com. The Company will issue Hypersoft Ventures, Inc., 6,700,000 shares of Series C Convertible Preferred Stock, and a two (2) year interest bearing promissory note in the amount of $425,000. As part of the Asset Purchase Agreement, Hypersoft Ventures, Inc. will sell 100% of its online commodities trading portal and certain other assets including but not limited to: its data, science and files, marketing material, logos, advertising data, subscriber lists, source code, intellectual property, trade secrets, trademarks, client lists, service markets, supplier data, banking documents, and website registrants derived from The Federation of Industries from the State of Rondônia (Brazil).

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BUSINESS

_________

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading "Risk Factors" or elsewhere in this Offering Circular.

Our Business Overview

Wearable Health Solutions

Wearable Health Solutions Inc. (the Company) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008 under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

The Company is primarily engaged in utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

Wearable Health Solutions provides mobile health (mHealth) products and services to dealers and distributors throughout the globe. As a leader in the rapidly growing medical alarm device and eHealth sector, we provide innovative wearable healthcare products, tracking services, and turn-key solutions that enable our users to be proactive with their health, as well as safe and protected at all times. Our products and services are always state-of-the-art and cost effective. Through our culture, our drive, and the expertise of each individual employee, we are uniquely positioned to build shareholder value by setting the highest standards in service, reliability, and safety in our rapidly growing industry.

Our flagship product is called the MediPendant®, which is a personal emergency alarm that is used to summon help in the event of an emergency at home. Currently, approximately 60% of all medical alarms being sold in the United States are first-generation technologies that require the user to speak and listen through a central base station unit. The MediPendant®, however, offers a product that has the speaker in the pendant, enabling the user to simply speak and listen directly through the pendant in the event of an emergency.

We are in the designing phase is the next generation 4G “Telehealth-Ready” mobile medical alarm device. With similar features and functions as the iHelp+3G, the 4G anticipates the ability to offer better coverage, faster response times, and pinpoint accurate location tracking for lone workers and those needing immediate assistance in an emergency. It includes GPS tracking, fall detection, and geo-fencing, similar, but more enhanced and accurate then the iHelp+3G.

Like the iHelp+3G, the iHelp 4G will be used in conjunction with the mHealth Central Cloud Management and Automation platform. WHSI has exclusive licensing of the mHealth Central platform. The platform is a cloud-hosted service consisting of methods and automation tasks for accepting data transmission from personal safety and medical devices (“PS/M”) and storing, reformatting, and retransmitting this data to subscribers, monitoring centers, healthcare providers, front-end portal/user interfaces, and API controllers.

The front-end portal interface provides a friendly, intuitive, and seamless management and monitoring platform for all of the below listed integrations, coupled with PS/M device fulfillment, tracking, controlling, and remote reprogramming, along with portal user administration and role/privilege assignment, internal activity/audit trails, ordering and invoicing, support portal integration, and any other customizations needed based on solution requirements.

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Back-end automation and integration with third-party providers and services include:

-	SMS, email, and smartphone messaging app push notifications for PS/M event/activity/location alerts and subscriber communication with PS/M devices (with locale specific SMS numbers where available)
-	Programmatic voice dialing and routing (with locale specific voice numbers where available)
-	Integration with SIM card providers for management (activation, suspension, and usage monitoring) of airtime
-	Flexible signal relay and reformatting for alarm, activity and health event data to central stations and healthcare providers based on unique communication and transmission protocol, whether via API calls or data transmission to TCP/IP or other types of receivers
-	Integration with customer CRM for account details and user activity
-	Integration with billing systems for device/equipment ordering and recurring billing
-	API endpoints can be exposed for data access and controlling feature-sets in third party environments

The iHelp 4G device is anticipated to be telehealth-ready, and along with the platform, should be able to plug into multiple devices to enable remote monitoring and data collection of essential vital signs in real-time and with historical values via Bluetooth, NFC, and Wi-Fi technology. WHSI is looking at several wearable technology (body-mounted sensors that monitor and transmit biological data for healthcare purposes) to partner with on this endeavor.

We anticipate the launch of the iHelp 4G device in the beginning of 2021.  offers a customized lone worker program for use with the iHelp+3G. The device features a multi-function button for check-in and SOS alerts to ensure workers out in the field can get help in the event their health or safety is at risk. The small, lightweight device is waterproof and durable enough for use indoors or outdoors. The loan worker device includes the following features and functions:

•	Two-Way Voice - Voice connection to an operator or when an SOS or fall is detected (and optionally missed check-in)
•	One-Button Operation - One button to check-in or declare an SOS (monitored 24/7)
•	Water-Resistant - IPX7: up to 3.3 ft for 30 min
•	GPS Location - Location reporting within 65 ft
•	Rechargeable Battery - 72 hours battery life, based on reporting location every 4 hours
•	SOS Alerting - With 24/7 monitoring service
•	Fall Detection - With three sensitivity settings and built-in cancellation timer to prevent false alarms
•	Easy Check-In – With user-controlled start/stop of predefined check-in schedule
•	Audible Alerts (can be disabled) For SOS, check-in, fall-detection, low battery, and cell signal status
•	Protected Phone Number – Only designated parties can call your protected number

Wearable Health Solutions Inc. through its wholly-owned subsidiary Medical Alarm Concepts LLC,  is currently in operation and works with 15 central monitoring stations with trained EMT operators on 24/7 stand-by serving approximately 200 dealers in the US, Canada, and New Zealand with over 7000 active users providing recurring revenue and we have potentially over 2000 more customers to be activated before the years end.

BOAPIN.com

Asset Purchase Agreement

On August 3, 2020, the Company entered into an Asset Purchase Agreement with Hypersoft Ventures, Inc. (“Asset Purchase Agreement”). As per the Asset Purchase Agreement the Company will purchase certain assets of Hypersoft Ventures and its international commodities trading portal referenced as BOAPIN.com. The Company will issue Hypersoft Ventures, Inc., 6,700,000 shares of Series C Convertible Preferred Stock, and a two (2) year interest bearing promissory note in the amount of $425,000. As part of the Asset Purchase Agreement, Hypersoft Ventures, Inc. will sell 100% of its online commodities trading portal and certain other assets including but not limited to: its data, science and files, marketing material, logos, advertising data, subscriber lists, source code, intellectual property, trade secrets, trademarks, client lists, service markets, supplier data, banking documents, and website registrants derived from The Federation of Industries from the State of Rondônia (Brazil).

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The foregoing descriptions of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which is filed as Exhibit 6.1 to this Regulation A Offering, and is incorporated herein by reference.

BOAPIN was created to host a Business-to-Business software enabled e-commerce platform that manages buyers and sellers in the commodities industry. The platform provides a variety of services including tracking solutions, smart contracts, digital marketing, fintech, a commodities search/match interface and other options for business users.

BOAPIN is developing an industry changing platform to bring efficiency, growth, and transparency to the global trade process. The platform is designed to deliver solutions and services that promote trade, facilitate transactions, connect marketplaces and generate superior profits and global brand recognition for users. Our next generation of development includes smart contracts, combined ordering, real time translation, cross border payments and blockchain traceability.

BOAPIN is a technology platform uniquely positioned to deliver B2B solutions for the import/export trade sector by deploying cutting-edge technologies such as artificial intelligence (AI), big data analytics, smart contract and blockchain. BOAPIN’s platform aims to shorten trade cycle, increase trade efficiencies and grow global trade. Designed as an open-architecture platform, BOAPIN will build an ecosystem which digitalizes trade process. Through this multilingual B2B cross border e-commerce platform, you can:

•	Facilitate direct trade between end buyers and sellers by letting buyers find you easily and cost effectively
•	Shorten trade cycle and processing time through paperless transactions
•	List detailed product information, certifications and more
•	Create an e-commerce store front instantly
•	Negotiate directly between buyers and sellers via our sophisticated RFQ tool
•	Benefit from insightful reporting and business analytics
•	Take advantage of simple and straightforward sales management system such as order management and invoicing

Wearable Health Solutions, Inc. Products:

Products

The Company's primary focus is the sale of its medical alarm and safety alert devices, which are some of the most advanced systems on the market today.

a) MediPendant®

MediPendant® is the Company's traditional medical alarm product and the worlds first monitored two-way voice speakerphone pendant for the PERS (personal emergency response) industry. It allows the user to speak and listen to the operator directly through the pendant. Wearable Health Solutions' alarm pendant also offers superior range radio frequency capabilities and an enhanced communication range that enable the user to move freely in and about the home, including up to an extended range that is revolutionary in the PERS industry. Specifically, the MediPendant® system enables the device wearer to move up to 600+ feet (line of sight) away from the main base station, a distance that far exceeds competitive offerings on the market today that instead require the user to be within speaking distance of the base station box, a situation that may not be conducive to an emergency if the end user is not at the base station.

As part of the MediPendant® product offering, users receive Wearable Health Solutions' two- way communication pendant, base station unit and a subscription to the Company's around- the-clock personal response service monitoring center.

Emergency calls made through the Company's MediPendant® device are always handled by certified operators who are available around the clock 24-hours a day and guaranteed to remain on the line with MediPendant® subscribers until the problem is resolved and/or help arrives. Operators are trained to immediately assess the situation and can either connect the caller to a loved-one or dispatch medical personnel to the user's location. All emergency operators are prepared to bring calm, professional, knowledgeable insight to any situation. Additionally, the call center can also maintain an important list of personal information for all MediPendant® users that includes an updated list of medications, health information and the subscriber's contact information including home address for location and dispatch purposes. This personal information and medical history are securely stored by the monitoring center and can be provided to the dispatched authority and emergency responders as necessary.

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b) iHelp™

The company also provides an advanced medical alarm device called the iHelp™. The iHelp™, designed to be easy to use, lightweight yet durable, but with significantly advanced features. The company has invested time, manpower, and money into the development and launch of this product. The iHelp™ has enhanced features and functions including an advanced GPS system, the ability to remotely locate a loved one, voice prompts, and a dealer portal that enables dealers to manage their own iHelp™ customer base. A significant amount of time was spent on the back-end systems, including the dealer portal. iHelp™ dealers have significant benefits, most importantly the ease of use in ordering product, activating and deactivating customers, tracking their customer usage, and creating and printing a variety of reports. The iHelp™ dealer program is a turn-key program that offers the dealer the opportunity to provide his/her customers with the latest products without having to change his/her own "back end" systems. With the introduction of the new and greatly improved iHelp+ 3G™ unit, the iHelp™ will no longer be produced.

c) iHelp + ™ 3G

The iHelp+ 3G™ is currently our most advanced mPERS product. The iHelp+ 3G™ is similar to the iHelp™ in that it is an mPERS product. However, the iHelp+ 3G™ has more advanced features and functions, including the ability to detect if the wearer of the unit falls such as in the shower, have Geo-Fencing and Tracking ability, will operate on the "3G" networks, and be telehealth enabled via blue tooth low energy 4.0. The unit will have superior audio quality, an extended battery life, and will operate on GSM networks for use with cell phone providers both domestically and internationally, therefore enabling extended coverage almost anywhere the user may go.

d) iHelp + ™ 4G

The iHelp 4G device is anticipated to be telehealth-ready, and along with the platform, should be able to plug into multiple devices to enable remote monitoring and data collection of essential vital signs in real-time and with historical values via Bluetooth, NFC, and Wi-Fi technology. WHSI is looking at several wearable technology (body-mounted sensors that monitor and transmit biological data for healthcare purposes) to partner with on this endeavor.

We anticipate the launch of the iHelp 4G device in the beginning of 2021.  offers a customized lone worker program for use with the iHelp+3G. The device features a multi-function button for check-in and SOS alerts to ensure workers out in the field can get help in the event their health or safety is at risk. The small, lightweight device is waterproof and durable enough for use indoors or outdoors. The loan worker device includes the following features and functions:

•	Two-Way Voice - Voice connection to an operator or when an SOS or fall is detected (and optionally missed check-in)
•	One-Button Operation - One button to check-in or declare an SOS (monitored 24/7)
•	Water-Resistant - IPX7: up to 3.3 ft for 30 min
•	GPS Location - Location reporting within 65 ft
•	Rechargeable Battery - 72 hours battery life, based on reporting location every 4 hours
•	SOS Alerting - With 24/7 monitoring service
•	Fall Detection - With three sensitivity settings and built-in cancellation timer to prevent false alarms
•	Easy Check-In – With user-controlled start/stop of predefined check-in schedule
•	Audible Alerts (can be disabled) For SOS, check-in, fall-detection, low battery, and cell signal status
•	Protected Phone Number – Only designated parties can call your protected number

Beyond the recent emergence of smart mobile wireless and geographic location solutions, these systems will integrate via Bluetooth low energy 4.0 and other technologies with FDA approved medical devices and biosensors. The Company will be able to collect data on vital signs, send this data to HIPAA compliant servers in the cloud, and allow access by caregivers, nurses, doctors, hospitals, and other health organizations. This process can facilitate low- monthly-cost Wearable Health Solutions for the implementation of monitoring of users, all day and anywhere, for emergency, health, and activity status changes. This evolution will change the face of the traditional PERS device into a WHAM (Wearable Health & Alarm Monitoring) market.

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BOAPIN Business

BOAPIN is a technology platform uniquely positioned to deliver B2B solutions for the import/export trade sector by deploying cutting-edge technologies such as artificial intelligence (AI), big data analytics, smart contract and blockchain.  Our platform aims to shorten the trade cycle, increase trade efficiencies and grow global trade.  Designed as an open-architecture platform, BOAPIN will build an ecosystem which digitalizes the trade process.

BOAPIN.com aims to supply competitive B2B pricing advantages to commodities traders by deploying cutting-edge technologies to its subscribers such as: trading data analytics, search/match interface, smart contracts, artificial intelligence (AI) and blockchain solutions. Given the current economic and trade environment, China is seeking additional commodities trading partners to offset the trade tariffs imposed by the USA. As such, we consider Brazil to be a viable supplementary trading partner alternative and a market that could test our BOAPIN software and technology.

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Marketing

Wearable Health Solutions, Inc.

Market Background

Living arrangements have changed greatly in the United States among older people and other potentially vulnerable segments of the population, including those with physical disabilities and/or medical conditions. During the 20th century, one of the most dramatic changes in the lives of the aging in the United States was the rise of the number of aging people living at home alone. In 1910, for example, only 12% of widows age 65 or older lived alone. In 1970, this figure was 70% and today it is estimated to be impressively higher.

In the 21st century, this trend has gained momentum and become stronger than ever, with more of the aging and medically at risk population living alone at present than at any other time in the past, especially with the rise of the aging Baby Boomer population. The Baby Boomers, those born between 1946 and 1964, started turning 65 years old in 2011, with the number of older people set to increase dramatically during the 2010 to 2030 time period. According to a 2009 analysis of U.S. Current Population Survey data, "between 2010 and 2030, the number of people age 65 and older is projected to grow by 31.7 million or 79.2%." Thus, the older population in 2030 is projected to be twice as large as in 2000, growing from 35 million to 71.5 million, representing 20% of the total U.S. population around the year 2030.

This social dynamic of a rising older population is true in both the United States as well as in many developed nations worldwide. Likewise, social change, technological advancements, and general lifestyle choices have promoted increased independence and the ability to live alone among other potentially vulnerable segments of the population such as those with physical disabilities or medical conditions. These groups can be especially susceptible to health problems and concerns for their physical wellbeing. Experts and even common sense agree that in order to help facilitate independence and safety, more help is needed to provide these people with a point of contact in case of emergency, or the benefit of support in a time of need. It was in response to this situation that the personal emergency response systems (PERS) industry emerged in the United States and developed the first personal medical alarm. The most obvious and common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions, in case of an age or health related incident that requires immediate attention, and in which the victim is unable to reach out for assistance via traditional means, including the ability to make a telephone call.

Effective personal emergency response systems with their emergency alert capabilities, are a key technology solution that can greatly help the vulnerable segment of the population live a more free and active life while maintaining the security of being able to access immediate assistance as needed. In fact, there has been a boom in the PERS market in recent years because of the growing aging population worldwide.

Today, however, while the PERS industry has been around for a long time, much of the technology within the industry has unfortunately remained stagnant. Many of the original PERS solutions are still designed today to provide alerts whereby a push of a button simply triggers a call center operator to respond by calling the device user at home, with two-way voice communication done through a centralized speaker box and not the actual device itself. Thus, traditional PERS solutions currently on the market offer communication between user and a call center only through a speaker box. This greatly inhibits the user's freedom and limits their mobility to an area near the speaker box.

Mobile medical alerts have recently been introduced to the market. They are designed for the younger and more active person with medical issues, and also the active elderly adult.

And with the emergence of telehealth and biosensor technology, the market is changing again, to an even younger people with medical issues that need to be tracked on a regular basis.

Wearable Health Solutions offers a wide range of solutions for the user from a simple at home medical alarm to a mobile device that enables the user to get help anywhere they go.

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Market Opportunity

The healthcare industry is the largest industry in the world, with the home healthcare market in developed countries in particular growing rapidly, driven in part by aging baby boomers and a growing shift toward moving some types of healthcare away from the hospital and into the home.

These trends help make the home healthcare sector an increasingly attractive market for successful companies that offer effective solutions in the PERS industry space. The most obvious and common use for personal medical alarms is as a safeguard for the aged and persons with certain medical conditions, not only in case of an age or health related incident that requires immediate attention, but in which the victim is unable to reach out for assistance via traditional means, including the placement of a telephone call. While very few things can prevent falls by aged persons or other unforeseen medical emergencies, medical alarms mitigate the potential harm and expensive hospital stays done by initiating a timely response to such an incident. And tracking devices, like the iHelp+3G™ for wearable biosensors will be able to monitor people with pre-existing conditions.

In fact, there has been a boom in the PERS market in recent years because of the growing aging population worldwide and in the United States in particular. According to the U.S. Census Bureau, the number of people over 65 in the United States is set to jump from approximately 34 million today to approximately 65 million in 2025. By 2050, this number is projected to reach 86.7 million, with many of them living at home or in an alternative home-type environment. Worldwide, this figure number is expected to double from some 550 million people currently at age 65 years old to over 1.2 billion seniors by the time period around the year 2025.

Not surprisingly, experts in the health care industry expect many of these seniors will want to continue living independently at home for as long as possible. Likewise, more than any aging generation of the past, this population is expected to be more technology-savvy as consumers of healthcare are very interested in playing an active role in personally managing their health and well-being. Importantly, they will likely look to technologies that help them gain access to medical care while being able to remain independent and outside a hospital environment.

Effective personal emergency response systems (PERS), with their emergency alert capabilities, are a key technology solution that can greatly help the vulnerable segment of the population live a more free and active life while maintaining the security of being able to access immediate assistance as needed.

According to statistics from some of the industry's largest providers of traditional PERS solutions, customers of these emergency alert systems are typically individuals over the age of 75 years old whom are predominantly female and live alone, with the actual buyers of PERS systems often being the end user's children who purchase the medical alarms for their parents.

Interestingly, as an approximation of the potential PERS market size in the United States, Lifeline Systems, Inc., the founder of the PERS industry in the U.S. approximately 35 years ago, served 250,000 users in the United States and Canada around the time frame of 1992. Today, Philips Medical Systems' acquisition of Lifeline Medical Alarm has positioned it as the largest provider of traditional PERS systems with over 700,000 monitored accounts, implying that the total market size of users is likely much larger.

Sales and Marketing

The company's marketing efforts are focused in four main areas

i.	Internet sales & marketing,

ii.	retail distribution,

iii.	wholesale distribution and

iv.	International markets.

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1) Internet Sales & Marketing

The Company markets the MediPendant® through its website at www.MediPendant.com and its iHelp™ mobile medical alarm to dealers at www.ihelpalarm.com. Due to the complex sales process for medical alarms, which often require several phone calls among the end user customer's family members before a decision is reached, the MediPendant® and iHelp™ websites are used mainly for informational purposes with the actual sale typically taking place over the phone with one of our customer service representatives or one of our many dealers. The company uses a variety of techniques, such as Internet paid ad campaigns and social media, in order to drive web traffic to the websites, and initiate potential customer sales calls.

2) Retail Distribution

The Company plans to promote the MediPendant® product utilizing an e-commerce marketing strategy program designed specifically for specific retailers. Wherein, we may sell our products in retailer as well as white label our products under the name of other companies.

3) Wholesale Distribution

The Company currently has several relationships with wholesalers who resell the MediPendant® and the iHelp™ in conjunction with their own monitoring services. The company believes its relationships with its strategic partners is good. The company is currently in discussions with several other wholesale groups looking to distribute our products through their own independent channels. With the introduction of the iHelp+ 3G™, Wearable Health Solutions will be selling only through Wholesale Distribution and in International Markets.

4) International Markets

The Company also distributes its products in a wholesale manner to selected international markets. To date, the company has made sales in Denmark, Ireland, Bermuda, and the People's Republic of China. There has recently been a lot of International interest in the company's new iHelp+ 3G™, and the company plans to distribute its product initially in Canada and Europe and expand from there.

BOAPIN

BOAPIN.com is uniquely positioned to deliver competitive B2B pricing solutions for the import export trade by deploying cutting edge technology such as artificial intelligence (AI), big data analytics, smart contracts, and blockchain technology to its subscribers.

Through this multi-lingual B2B cross border e-commerce platform, you can

•	Facilitate direct trade between end buyers and sellers by letting buyers find you easily and cost effectively
•	Shorten trade cycle and processing time through paperless transactions
•	List detailed product information, certifications and more
•	Create an e-commerce store front instantly
•	Negotiate directly between buyers and sellers via our sophisticated RFQ tool
•	Benefit from insightful reporting and business analytics
•	Take advantage of simple and straightforward sales management system such as order management and invoicing

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Sales and Distribution

With BOAPIN you will be able to facilitate direct trade between buyers and sellers; allow buyers to seamlessly identify sellers cost effectively. BOAPIN will also allow you to:

•	Shorten trade process time cycle through paperless transactions; share detailed product information, certification and more.

•	Create an e-commerce store instantly.

•	Negotiate competitively between buyers and sellers; sophisticated and detailed request for quote (RFQ) tool.

•	Trading benefit from insightful commodities reporting & business analytics for both sellers and buyers.

•	Access "User Friendly" sales management system; RFQ, order management protocol and invoicing system for sales contracts.

Markets and Marketing

The Company intends to be uniquely positioned to deliver B2B e-commerce trading solutions to sellers and buyers via its online portal in several key industries including: Agriculture; Fertilizers; Chemicals; Cosmetics; Electronics and various types of Equipment.

Initially, the Company will focus its efforts in the emerging markets of Brazil and China. After extensive research, we believe these two countries are well suited to embrace our e-commerce services. Brazil has a wealth of products to be sold on our platform and China is one of its biggest trading partners. Sellers and buyers in both countries are looking for a safe way to transact business with one another to buy and sell commodity products.

We plan to launch marketing campaigns after the completion of this Offering. These marketing campaigns include the identification of target markets through market analysis and market segmentation, as well as understanding potential client needs and focused advertising to meet these needs in a profitable manner.

Our e-commerce website will display banners on popular websites and advertisements in social networks will be the second step of our campaigns which will initially be focused in Brazil and China. Besides the aforesaid, we will attend industry events and engage public relations and advertising agencies; all of which will raise customer awareness and attract new business partners to our BOAPIN Platform.

All of these initiatives will be designed to attract many clients and develop a strong reputation of high-quality, diligent and valuable services. This strategy will gain trust thus making our clients more readily inclined to recommend us to others.

Competition

Wearable Health Solutions, Inc.

The market for Personal Emergency Response Systems (PERS) is highly fragmented. Because the vast majority of the market participants are private corporations, only limited information about competitors is available.

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The vast majority of competitors market first generation PERS systems that rely on a centralized base station for communication between the user and the monitoring center. The second largest of these market participants is believed to be Life Alert, which was founded in 1987. The largest participant is thought to be Philips Medical Systems, which several years ago purchased Lifeline Medical Alarms. Additionally, there are dozens of smaller organizations marketing PERS devices and monitoring services.

Mobile Medical Alerts have recently been introduced to the market. They are designed for the younger and more active person with medical issues and also the active elderly adult.

BOAPIN

The enterprise-level technology based blockchain business is highly competitive and the Company competes with many different types of companies that offer some form of transactional blockchain capabilities. Certain of these competitors may have greater industry experience or financial and other resources than the Company. Management believes that the primary elements of competition in this industry are specific features, cost-benefit, privacy, effectiveness and meeting compliance standards and that its platform competes successfully on the basis of such factors.

Competition in the international import/export commodities solutions business is relatively high. Many large companies offering various ranges of similar services in the geographic regions we have targeted initially are prevalent. One such company is Alibaba Group (NYSE: BABA). They are a Chinese multinational conglomerate specializing in e-commerce, retail, Internet, AI and technology. The company provides consumer-to-consumer, business-to-consumer and business-to-business sales services via web portals, as well as electronic payment services, shopping search engines and cloud computing services. Such companies will make it difficult for us to develop easily, as they will be our direct competitors.

BOAPIN has not yet entered the market, but we have spoken to many suppliers in Brazil and buyers in China that are interested in our transactional tracking solutions. As soon as we start operations, we will become one of many solution-oriented participants to enter the commodities space. Many competing companies have more finance, experience and management skills. However, management believes from the initial response rate from potential clients during our competitive analysis that the Company can create a successful niche offering with our BOAPIN business model.

Employment Agreements

On May 11, 2020 and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Mittler Agreement”) with its Chief Executive Officer, Chief Financial Officer and Director, Harrysen Mittler; wherein, Mr. Mittler agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. His duties as an Employee of the Company will be mainly to provide executive management and corporate finance duties related to the operating and financial reporting for the Company. The term of the contract is for an initial period of three years, and then there is a renewal option for an additional two-year period as per section 2 of the Mittler Agreement.

On May 11, 2020 and effective as of December 21, 2019, the Company entered into an Employment Agreement (“Pizzino Agreement”) with its President and Director, Peter Pizzino; wherein, Mr. Pizzino agreed to serve as an employee of the Company in consideration of $17,000 and 25,000 restricted common shares per month. His duties as an Employee of the Company will be mainly to provide executive management expertise for the Company. The term of the contract is for an initial period of three years, and then there is a renewal option for an additional two-year period as per section 2 of the Pizzino Agreement.

The foregoing descriptions of the Mittler and Pizzino Agreements do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which are filed as Exhibit 6.2 and Exhibit 6.3 to this Regulation A Offering, respectively, and are incorporated herein by reference.

Regulation

We face extensive government regulation both within and outside the U.S. relating to the development, manufacture, marketing, sale and distribution of our products, software and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of risks related to the regulations that our businesses are subject to, please refer to the section entitled “Risk Factors—Risks Related to Our Businesses.”

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Our operations are potentially subject to a complex web of Federal and state regulations that are evolving at a rapid rate. The USDA and FDA may change rules or enforcement proceedings at any time.

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4. Our main telephone number is (855) 226-4827, and our fax number is (416) 549-1619. Our website is www.wearablehealthsolutions.com and our email address is info@wearablehealthsolutions.com.

Employees

Including our Officers and Directors we have 10 full-time employees of our business or operations who are employed at will by Wearable Health Solutions, Inc. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff in large part because of our remote work corporate structure that allows for location and time flexibility.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

On August 17, 2020, the Wearable Health Solutions, Inc., (the “Company”) entered into a settlement agreement and stipulation (“Settlement Agreement”) with Trillium Partners LP (“Trillium”) in connection with the settlement of $310,494.38 of bona fide obligations the Company owed to certain of its creditors. The Settlement Agreement was subject to a fairness hearing, and on September 15, 2020, a Federal court in the District of Maryland held a fairness hearing and granted approval of the Settlement Agreement. If the Settlement Agreement is satisfied in full, the Company shall reduce the Company’s debt obligations equal to $310,494.38 in exchange for the issuance of settlement shares of Company’s common stock pursuant to the terms of section 3(a)(10) of the Securities Act of 1933, in multiple tranches, at a price that is sixty percent to the lowest closing bid price for the common stock for the delivery of such tranche. At no time may Trillium beneficially own more than 9.99% of the Company’s outstanding common stock.

The foregoing is a summary of the terms of the Settlement Agreement and is qualified in its entirety by the Settlement Agreement attached hereto and incorporated herein as Exhibit 6.6.

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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MANAGEMENT

______

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of October 9, 2020:

As of October 9, 2020, the Wearable Health Solutions Inc. had ten full-time employees, and no part-time employees.

The directors and executive officers of the Company as of October 9, 2020 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Harrysen Mittler	CEO, Director	68	12.6.2019	40
Peter Pizzino	President, Director	46	12.6.2019	40
Gail Rosenthal	CFO	62	9.2.2020	40
Ronald Adams	EVP, President MAC	71	12.6.2008	40
Jennifer Lora	COO, MAC	49	12.6.2008	40

Harrysen Mittler, Age 68: Harrysen Mittler has over thirty years of experience in corporate finance, mergers and acquisitions, business administration and commerce. He served in the audit division of Deloitte Haskins and Sells, the predecessor to Deloitte & Touche LLP. Mr. Mittler has since 2016, served as Chairman, CEO and CFO of Pacific Software Inc. a public company, (symbol PFSF) as a designer, developer and acquirer of enterprise solutions in the emerging e-commerce technology sectors. He served as director and CFO of Nortia Capital Partners Inc., a publicly traded merchant banking company, as well as for Autoworks International Ltd. a company quoted on the Frankfurt Stock Exchange

Peter Pizzino, Age 46: Peter Pizzino had a career in the securities and investment industry with financial experience spanning over 25 years. Since 2015, Mr. Pizzino held positions in Capital Markets at Spartan Capital, then with J. Streicher Capital on the New York Stock Exchange Floor where he financed both public and private client companies. He later, in 2018, served as president of Pacific Software Inc., PFSF on the OTC Markets, which is a software development and acquisition company, where he helped develop a commodities trade platform for the international markets. Mr. Pizzino extensive international business and Non-Profit experience. He studied Finance and held several securities licenses.

Gail Rosenthal, Age 62: Ms. Rosenthal has over twenty years of experience in corporate finance, mergers and acquisitions, accounting and auditing. She served as senior audit manager for a boutique auditing firm until 2010, when she branched out has been doing private consulting work since. Her experience spans manufacturing, distribution and retail, film production, banking and finance, software development and consulting. Her background also includes extensive experience in computers and IT, and she is an expert in communications and leadership. She is a graduate of UCSD/Warren College in La Jolla, CA.

Ronald Adams, Age 71: Mr. Adams has over 40 years of experience in wholesale, retail, and distribution organizations as well as starting the growing profitable companies. He is the founder of Medical Alarm Concepts, beginning in 2008. Before that, he served as President of Connective Home, an installer of low voltage wiring for Smart Homes from 2001-2008. Previous to this, he served as the President and CFO of a NASDAQ company which he started and later sold. Mr. Adams graduated from the United States Merchant Marine Academy at Kings Point with a Bachelor of Science in Engineering and as a Lieutenant JG in the US Navy. In 1996, Ronnie Adams received the prestigious Entrepreneur of the Year Award, sponsored by Dow Jones, NASDAQ, and Ernst & Young.

Jennifer Loria, Age 49:  Ms Loria has a strong background in creating and implementing business plans, establishing and streamlining internal operations, and developing growth strategies for startup companies. Ms. Loria joined the company in 2008 as the VP of Marketing for Medical Alarm Concepts, responsible for brand development and execution of go-to-market strategies for the medical device company. She has over 20 years of experience developing and executing strategic business plans and programs for both consumer product and service deliverable organizations. Prior to joining Medical Alarm Concepts, Ms. Loria worked at Buck, a global HR benefits and human resource consulting firm controlled by H.I.G. Capital. Ms. Loria holds a master’s degree in journalism and a bachelor’s degree in business administration.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Note any familial relationship here. Other than the foregoing, there are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

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EXECUTIVE COMPENSATION

______

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officers paid by us during the year ended June 30, 2020, in all capacities for the accounts of our executives, including the Chief Executive Officers (CEO) and Chief Financial Officer (CFO), Chief Operating Officer (COO), President (P), and Executive Vice President (EVP).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Harrysen Mittler, CEO, CFO, Director	2020	102,000	30,000	20,065	0	0	0	0	152,065
	2019	0	0	0	0	0	0	0	0
Peter Pizzino, President, Director	2020	102,000	30,000	20,065	0	0	0	0	152,065
	2019	0	0	0	0	0	0	0	0
Ronald Adams, EVP Sales, President MAC	2020	98,900	0	0	0	0	0	0	98,900
	2019	98,900	0	0	0	0	0	0	98,900
Jennifer Loria,	2020	130,000	0	0	0	0	0	0	130,000
COO, MAC	2019	114,400	0	0	0	0	0	0	114,400
Gail Rosenthal, CFO	2020	0	0	0	0	0	0	0	0
	2019	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

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Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended June 30, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity.

Director Independence

The Board of Directors is currently composed of 2 members. Harrysen Mittler, and Peter Pizzino, who do not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Peter Pizzino, our President, 2300 Yonge Street, Suite 1600 Toronto, ON M4P 1E4. Our main telephone number is (855) 226-4827. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Peter Pizzino collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Peter Pizzino unless the communication is clearly frivolous.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

___________

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

Other than the aforementioned, there are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

None.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

45

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Related Party Transactions

Credit line – related party

On September 30, 2014, the Company received a line of credit with Medi Pendant New York, Inc. (“MNY”), which is partially owned by the subsidiary’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $500,000 with the rate of interest of 6.5% per annum. The maturity date of the line of credit is September 30, 2017 with a one-year extension to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date, in consideration of the Company’s issuance of 200,000 shares of common stock to one of the owners of MNY, which was memorialized on October 19, 2015. As of June 30, 2020 and 2019, the Company recorded line of credit balances of $397,500 and $397,500, respectively.

Related party loans

In 2020 and 2019, from time to time, related parties lent to the Company funds for day-to-day operations. These are short-term loans which bear no interest, and the Company expects to repay these loans by the end of the fiscal year following the year in which the short-term loan was made.

	2020	2019
Due to management	$97,571	$85,716
Due to other related parties	100,385	29,996
Accrued salaries, bonus, fees	279,000
Total loans from related parties	$476,956	$113,712

As of June 30, 2020 and 2019, the Company owes 476,956 and $113,713 to related parties, respectively.

46

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Wearable Health Solutions, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Wearable Health Solutions, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Wearable Health Solutions, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Wearable Health Solutions, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering's qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

47

PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of October 9, 2020 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 497,399,177 shares of common stock deemed to be outstanding as of October 9, 2020.

The following table gives information on ownership of our securities as of October 9, 2020. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Harrysen Mittler	200,000,000 Common Stock	40.2%
	500,000 Series E Preferred(4)	50%
Peter Pizzino	200,000,000 Common Stock	40.2%
	500,000 Series E Preferred(4)	50%
Gail Rosenthal	-0-	0%
(3) Aqualaro Corp.	56,000,000 Common Stock	11.3%

All executive officers and directors as a group (3 persons)		80.4% Common Stock 100% Series E Preferred 99%(2) Total Common Vote

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based upon 10,497,399,177 shares when considering Series A Preferred Stock voting designation.
(3)	Company Aqualaro Corp. is controlled by Miro Zecevic. Shares to be canceled.
(4)	Reflects Series E Preferred Stock. Series E Preferred Stock converts at a ratio of 1 Series E Preferred Share into 100 Shares of Common Shares. Series E Preferred Stock has voting rights of 10,000 votes of common stock per share of Series E Preferred.
(5)	Based upon 497,399,177 common shares issued and outstanding, without conversions as of October 9, 2020.

48

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

_____

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

49

DESCRIPTION OF SECURITIES

______

The Company’s Authorized Stock

We are authorized to issue One Billion, Two Hundred Million (1,200,000,000) shares of common stock with a par value of $0.0001 per share (the “Common Stock”) and Fourteen Million (14,000,000) shares of preferred stock (the “Preferred Stock"), of which 100,000 such shares have been designated as Series A Preferred Stock, 62,500 such shares have been designated as Series B Preferred Stock, 6,944,445 such shares have been designated as Series C Preferred Stock, 500,000 such shares have been designated as Series D Preferred Stock, 5,000,000 such shares have been designated as Series E Preferred Stock.

Series A Convertible Preferred Stock: The Company is currently authorized to issue up to 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series A Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 688 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 62,500 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series B Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 9,938 shares of Series B Convertible Preferred Stock were issued and outstanding, respectively.

Series C Convertible Preferred Stock: The Company is currently authorized to issue up to 6,944,445 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series C Convertible Preferred Stock for 10 shares common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 138,886 shares of Series C Convertible Preferred Stock were issued and outstanding, respectively.

Series D Convertible Preferred Stock: The Company is currently authorized to issue up to 500,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series D Convertible Preferred stock for 10 shares of common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 425,000 shares of Series D Convertible Preferred Stock were issued and outstanding, respectively.

Series E Convertible Preferred Stock: The Company is currently authorized to issue up to 5,000,000 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series E Convertible Preferred Stock for 100 shares of common stock. Each of these shares carries a voting right equivalent to 10,000 shares of common stock. The Company may not issue any other shares with extended voting rights. As of June 30, 2019 and 2018, 4,000,000 and -0- shares of Series E Convertible Preferred Stock were issued and outstanding, respectively.

In October 2018, the Company sold and issued 4,000,000 shares of Series E Convertible Preferred Stock to an otherwise unrelated third party for $400, or $0.0001 per share. Since these shares carry voting rights of an aggregate of 40,000,000,000 shares of common stock, which constituted more than the aggregate number of issued and outstanding shares of the Company’s other capital stock, this sale and issuance constituted a change of control in the Company. These shares were resold in a private transaction on August 27, 2018 and resold again in another private transaction on October 26, 2018. In November 2019, these shares were acquired in a subsequent private transaction by Mr. Mittler and Mr. Pizzino, together with 200,000,000 shares of common stock, which then vested in them control of the Company. In connection with the acquisition of such shares, Mr. Mittler and Mr. Pizzino also acquired the $53,000 Emry Capital note. As of November 2019, all of shares were to be returned to treasury for cancellation, and the debt was to be forgiven (see Financial Footnote 15).

50

Common Stock

No shareholders of the Corporation holding Common Stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Nevada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

51

DIVIDEND POLICY

______

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

______

Current Offering

Wearable Health Solutions, Inc. (“WHSI,” “We,” or the “Company”) is offering up to $5,000,000 total of Securities, consisting of Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is EQ Shareowner Services, whose address is 1110 Centre Point Curve, Suite 101, Mendota Heights MN 55120, telephone number is (800) 401-1957, and website is equiniti.com/us/.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

_____

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

-	1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

52

LEGAL MATTERS

_____

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Andrew Coldicutt, Esq. of San Diego, CA.

EXPERTS

______

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been prepared by management and have not been reviewed by an independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

______

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

53

Wearable Health Solutions, Inc.

TABLE OF CONTENTS

(UNAUDITED)

F-1

Wearable Healthcare Solutions, Inc.

Unaudited Consolidated Balance Sheets

As at June 30, 2020 and 2019

	As at June 30, 2020	As at June 30, 2019
	Unaudited	Unaudited
ASSETS
Current Assets
Cash and cash equivalents	$–	$3,828
Accounts receivable, net	38,291	12,287
Inventory	0	5,254
Prepaid expenses	180,348	91,013
Total Current Assets	218,639	112,382

Property, plant and equipment, net		6,118
Boapin portal	425,670	0
Total Assets	$644,309	$118,501

COMMITMENTS AND CONTINGENCIES

EQUITY & LIABILITIES
Current Liabilities
Accounts payable	$272,086	$222,924
Deferred revenue	172,107	196,058
Due to related party	476,956	113,712
Notes payable	728,341	198,014
Convertible notes payable - net of discount of $25,000 and $-0-	138,750	673,750
Derivative liabilities	289,369	109,704
Accrued expenses and other current liabilities	462,628	412,102
Total Current Liabilities	2,540,237	1,926,264
Credit line payable - Related party	397,500	397,500
Total Liabilities	2,937,737	2,323,764

SHAREHOLDERS’ EQUITY
Series A Convertible Preferred Stock: $0.0001 par value; 100,000 shares authorized, 688 shares issued and outstanding as of June 30, 2020 and 2019, respectively	1	1
Series B Convertible Preferred Stock: $0.0001 par value; 62,500 shares authorized, 9,938 shares issued and outstanding as of June 30, 2020 and 2019, respectively	1	1
Series C Preferred Stock: $0.0001 par value; 6,944,445 authorized, 138,886 shares issued and outstanding as of June 30, 2020 and 2019, respectively	14	14
Series C Preferred Stock to be issued - 6,700,000 shares	670
Series D Preferred Stock: $0.0001 par value; 500,000 shares authorized, 425,000 shares issued and outstanding as of June 30, 2020 and 2019, respectively	43	43
Series E Preferred Stock $0.0001 par value, 1,000,000 and 4,000,000 shares issued and outstanding as of June 30, 2019 and 2018, respectively	100	400
Common Stock: $0.0001 par value; 1,200,000,000 shares authorized, 497,399,177 and 94,699,177 shares issued and outstanding as of June 30, 2020 and 2019, respectively	49,740	9,470
Common stock to be issued (11,400,000 shares)	1,140
Additional paid in capital	17,033,840	16,709,964
Accumulated deficit	(19,378,977)	(18,925,157)
Total Shareholders’ Equity	(2,293,428)	(2,205,264)
Total Liabilities and Shareholders’ Equity	$644,309	$118,501

The footnotes are an integral part of these financial statements

F-2

Wearable Healthcare Solutions, Inc.

Unaudited Consolidated Statement of Profit and loss

For the years ended June 30, 2020 and 2019

	June 30, 2020	June 30, 2019
	(Unaudited)	(Unaudited)

Revenue	$1,163,337	$770,396
Cost of sales	(470,316)	(398,167)
Gross profit	693,021	372,229

Operating expenses
Selling expense	(1,678)	(25,847)
General and administrative	(1,186,993)	(781,021)
Research and development	–	–
	(1,188,671)	(806,868)
Income / (Loss) from operations	(495,650)	(434,639)

Other Income / (expense)
Change in fair value of derivative instrument	169,974	–
Gain (loss) on debt settlement	(435,440)	–
Gain (loss) on change in fair value	223,636	(280,822)
Other income	–	–
Total other (income) expenses	(41,830)
Net Profit / (loss) before taxes	(453,820)	(715,462)
Income tax	–	–
Net Profit / (loss)	$(453,820)	$(715,462)

Net loss per common share - Basic and Diluted	$(0.00123)	$(0.00848)

Weighted average common shares outstanding - Basic & Diluted	369,818,353	84,390,136

The footnotes are an integral part of these financial statements

F-3

Wearable Healthcare Solutions, Inc.

Unaudited Consolidated Statement of Shareholders’ Equity

As at June 30, 2020 and 2019 (Unaudited)

	Preferred Stock
	Series A		Series B		Series C		Series C to be issued		Series D
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

As at June 30, 2018 (Unaudited)	688	$1	9,938	$1	138,886	$14	0	$–	425,000	$43

Profit/(loss) for the period	–	–	–	–	–	–	–	–	–	–

Issuance of common stock	–	–	–	–	–	–	–	–	–	–

Issuance of preferred stocks	–	–	–	–	–	–	–	–	–	–

As at June 30, 2019 (Unaudited)	688	$1	9,938	$1	138,886	$14	0	$–	425,000	$43

Profit/(loss) for the period

Common stock /compensation	–	–	–	–	–	–	–	–	–	–

Stock cancellation/control change

Common stock / debt settlement	–	–	–	–	–	–			–	–

Preferred stock/asset purchase							6,700,000	670

Preferred stock /compensation

Common stock / services	–	–	–	–	–	–	–	–	–	–

As at June 30, 2020 (Unaudited)	688	$1	9,938	$1	138,886	$14	6,700,000	$670	425,000	$43

The footnotes are an integral part of these financial statements.

F-4

Wearable Health Solutions, Inc.

Unaudited Consolidated Statement of Shareholders Equity (continued)

As at June 30, 2020 and 2019 (Unaudited)

	Preferred Stock						Additional Paid in	Accumulated
	Series E		Common Stock		Common Stock to be issued		Capital	Profit/Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount

As at June 30, 2018 (Unaudited)	0	$–	49,878,676	$4,988	0	$–	$16,685,314	$(18,209,695)	$(1,519,334)

Profit/(loss) for the period	–	–	–	–	–	–	–	(715,462)	(715,462)

Issuance of common stock	–	–	44,820,501	4,482			24,650	–	29,132

Issuance of preferred stocks	4,000,000	400	–	–	–	–	–	–	400

As at June 30, 2019 (Unaudited)	4,000,000	$400	94,699,177	$9,470	0	$0	$16,709,964	$(18,925,157)	$(2,205,264)

Profit/(loss) for the period								(453,820)	(453,820)

Common stock /compensation	–	–	400,000,000	20,000	210,150,000	41,015		–	61,015

Stock cancellation/control change	(4,000,000)	-400			(200,000,000)	(20,000)			(20,400)

Common stock / debt settlement	–	–			1,250,000	125	323,876		324,001

Preferred stock/asset purchase									670

Preferred stock /compensation	1,000,000	100							100

Common stock / services			2,700,000	270			–	–	270

As at June 30, 2020 (Unaudited)	1,000,000	$100	497,399,177	$29,740	11,400,000	$21,140	$17,033,840	$(19 ,378,977)	$(2,293,428)

The footnotes are an integral part of these financial statements.

F-5

Wearable Healthcare Solutions, Inc.

Unaudited Consolidated Statement of Cash Flows

As at June 30, 2020 and 2019 (Unaudited)

	As at June 30, 2020	As at June 30, 2019
	(Unaudited)	(Unaudited)
Cash flow from operating activities
(Loss) / profit before income tax	$(453,820)	$(715,462)
Adjustment for non cash charges and other items:
Common stock issued for services	109,951	4,132
Change in fair value of derivative instrument	169,974	–
Amortization of debt discount and original issue discount	125,000	79,250
Amortization and depreciation	6,118	7,489
	(42,777)	(624,591)
Changes in working capital
Decrease / (increase) in Notes payable	(49,162)	61,778
Decrease / (increase) in accounts receivables	(266,004)	65,000
Decrease / (increase) in inventory	5,254	86,033
Decrease / (increase) in prepaid expenses	(89,335)	(47,697)
Decrease / (increase) in advances to suppliers	–	–
(Decrease) / increase in trade and other payables	(49,162)	129,166
(Decrease) / increase in accrued expenses	(50,526)	217,732
(Decrease) / increase in deferred revenue	23,951	(19,822)
	-474,984	492,190
Cash flow from operating activities	(517,761)	(132,401)

Cash flow from investing activities
Additions in intangibles assets	–	–
Additions in property, plant and equipment	–	–
Cash flow from / (used) in investing activities	0	0

Cash flow from financing activities
Proceeds from issuance of stock	–	25,400
Proceeds from advances - related party	363,244	106,312
Proceeds(repayment) from note payable	150,000	–
Cash flow from financing activities	513,244	131,712
Increase/(decrease) in cash and cash equivalents	$(4,517)	$(689)
Cash and cash equivalents at beginning of the year	4,517	4,517
Cash and cash equivalents at end of the year	$0	$3,828

The accompanying footnotes are an integral part of these unaudited financial statements.

F-6

WEARABLE HEALTHCARE SOLUTIONS INC.

NOTES TO THE FINANCIAL STATEMENTS

As at June 30, 2020 and 2019

Note 1 -- Nature and Continuance of Operations

Wearable Healthcare Solutions Inc. (the “Company”) was incorporated as Medical Alarm Concepts Holding, Inc. on June 4, 2008 under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC, a Pennsylvania limited liability company (“Medical LLC”). On May 26, 2016, the Company filed its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to change its name from “Medical Alarm Concepts, Inc.” to “Wearable Health Solutions Inc.”

The Company is primarily engaged in utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Going Concern – The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses and negative operating cash flow. To the extent the Company may have negative cash flows in the future it will continue to require additional capital to fund operations. The Company obtained additional capital investments under various debt and common stock issuances. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in obtaining sufficient revenues to generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – For purposes of the Statement of Cash Flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable – We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.  There are $38,291 and $12,287 in Accounts receivables net of allowances of $23,705 and $23,705 at June 30, 2020 and 2019, respectively.

F-7

Recognition of Revenues – In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a single comprehensive model for entities to use in accounting for revenue arising from outside contracts with customers and supersedes most of the existing revenue recognition guidance and notes that lease contracts with customers are a scope exception. ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures. On August 12, 2015, the FASB issued ASU 2015-14 to defer the effective date of ASU 2014-09. Public business entities may elect to adopt the amendments as of the original effective date; however, adoption is required for annual reporting periods beginning after December 15, 2017. The Company implemented this pronouncement as of July 1,2015.

The Company’s revenues are derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical- or age-related conditions. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. All revenues from subscription arrangements are recognized ratably over the term of such arrangements. The excess of amounts received over the income recognized is recorded as deferred revenue on the consolidated balance sheet. As of June 30, 2020 and 2019, the Company recognized $1,163,337 and $770,396 in revenue and recorded $172,107 and $196,058 in deferred revenue, respectively.

Basis of Consolidation – The Consolidated Financial Statements include the accounts of Wearable Healthcare Solutions Inc. and all of our controlled subsidiary companies. All significant intercompany accounts and transactions have been eliminated. Operating results of acquired businesses are included in the Consolidated Statements of Income from the date of acquisition.

Deferred Taxes – The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Federal and state income tax returns of the Company for 2019, 2018, and 2017 are subject to examination by the Internal Revenue Service and state taxing authorities for three (3) years from the date filed.

Related party transactions. The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include:

a)	Affiliates of the Company;
b)	Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity;
c)	Trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;
d)	Principal owners of the Company;
e)	Management of the Company;
f)	Other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and
g)	Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-8

The financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a)	The nature of the relationship involved;
b)	A description of the transactions, including transactions to which no amounts or nominal amounts were ascribed for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;
c)	The dollar amount of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and
d)	Amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies. The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair value of financial instruments. The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

From time to time, our financial instruments include cash, accounts payable and accrued expenses, convertible notes, lines of credit, and credit cards.

F-9

Software Development Costs. Software development costs include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Software development costs also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

Risk and Uncertainties. The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off-Balance Sheet Arrangements. The Company does not have any off-balance sheet arrangements.

Uncertain Tax Positions. The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended September 30, 2018 or 2017.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard on revenue recognition. Further, the FASB issued a number of additional ASUs regarding the new revenue recognition standard. The new standard, as amended, will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. For public companies, the new standard is effective for annual reporting periods beginning after December 31, 2017, including interim periods within that reporting period. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2014-09 for the annual financial statements for the year ended June 30, 2016.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities, which requires all investments in equity securities with readily determinable fair value to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and removes the requirement to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. For public companies, the new standard is effective for annual periods beginning after December 15, 2017, including interim periods within the fiscal year. For all other entities, including emerging growth companies, ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company evaluated the impact on the financial statements and implemented the provisions of ASU 2016-01 for the annual financial statements for the year ended June 30, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (1) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (2) eliminates most real estate specific lease provisions, and (3) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For public companies, the new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2018. For all other entities, including emerging growth companies, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 2020. Earlier application is permitted. The Company evaluated the impact on the financial statements and implemented the provisions of ASU 2016-02 for the annual financial statements for the year ended June 30, 2019.

F-10

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. Adoption of ASU 2016-13 will require financial institutions and other organizations to use forward-looking information to better formulate their credit loss estimates. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. This update will be effective for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is evaluating the impact on the financial statements and expects to implement the provisions of ASU 2016-13 for the annual financial statements for the interim periods beginning July 1, 2021.

In January 2017, the FASB issued ASU 2017-01, which changes the definition of a business. The new guidance requires an entity to first evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If that threshold is met, the set of assets and activities is not a business. If it is not met, the entity evaluates whether the set meets the definition of a business. The new definition requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in the new revenue recognition guidance. The new guidance is effective for public business entities for fiscal years beginning after 15 December 2017, and interim periods within those years. For all other entities, it is effective for fiscal years beginning after 15 December 2018, and interim periods within fiscal years beginning after 15 December 2019. The ASU will be applied prospectively to any transactions occurring within the period of adoption. Early adoption is permitted, including for interim or annual periods for which the financial statements have not been issued or made available for issuance. The Company implemented this for the year ended June 30, 2019.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company evaluated the impact on the financial statements and has implemented the provisions of ASU 2018-13 as of June 30, 2019.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC, and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 3 – Going Concern

The accompanying financial statements for the years ended June 30, 2020 and 2019 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of June 30, 2020, the Company has shown losses for the last 2 years, and has an accumulated deficit of ($19,378,977). Management believes that the Company’s capital requirements will depend on many factors, including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Inventory and prepaid expenses

The Company maintains some inventory in-house and purchases some of its inventory overseas. Inventory, except for stock-in-transit, is stated at lower of cost and net realizable value. Stock-in-transit is valued at cost, comprising invoice value plus other charges thereon. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and selling expenses. The quantity of inventory may vary from time to time depending on the delivery schedule of overseas shipments.

F-11

	2020	2019
Finished goods	$-0-	$5,254
Prepaid inventory in transit	180,348	91,013
Inventory	$180,348	$96,267

As of June 30, 2020 and 2019, the Company had $-0- and $5,254 in inventory in-house, respectively, as well as $180,348 and $91,013 in prepaid inventory in transit, respectively.

Note 5 – Property, Plant, and Equipment and other assets

The Company has $20,000 in furnishings, which are fully depreciated, $19,689 in office computers and equipment, which are fully depreciated, and capitalized software development costs of $45,900, which are partially depreciated.

As of June 30, 2020 and 2019, the Company recorded $-0- and $6,118 in Property, Plant, and Equipment (net), respectively:

	2020	2019
Furniture	$20,000	$20,000
Office computers, equipment, software	19,689	19,689
Software development costs	45,900	45,900
Property, plant, and equipment	85,589	85,589
Less accumulated depreciation	(85,589)	(79,471)
Net property, plant, and equipment	$-0-	$6,118

BOAPIN Portal

The Company purchased the BOAPIN portal, designed to effect trade between Brazil and China, from Hypersoft Ventures for 6,700,000 shares of its Series C Convertible Preferred stock and a promissory note for $425,000 bearing 12% interest. There are no revenues from the portal business segment as of June 30, 2020.

As of June 30, 2020 and 2019, the Company recorded $425,670 and $-0- in other assets, respectively.

Note 6 – Accounts payable and accrued expenses and liabilities

The Company recorded Accounts Payable of $272,086 and $222,924 directly related to operating costs, including credit cards used in operations, as of June 30, 2020 and 2019, respectively.

Accrued expenses are expenses that have been incurred but not yet paid and mainly include legal fees, audit fees, and other professional fees, as well as interest accrued in connection with credit lines. The Company recorded $462,628 and $412,102 in accrued expenses and other current liabilities as of June 30, 2020 and 2019, respectively.

F-12

Section 3(a)(10) Settlement Agreement

On August 17, 2020, the Wearable Health Solutions, Inc., (the “Company”) entered into a settlement agreement and stipulation (“Settlement Agreement”) with Trillium Partners LP (“Trillium”) in connection with the settlement of $310,494.38 of bona fide obligations the Company owed to certain of its creditors. The Settlement Agreement was subject to a fairness hearing, and on September 15, 2020, a Federal court in the District of Maryland held a fairness hearing and granted approval of the Settlement Agreement. If the Settlement Agreement is satisfied in full, the Company shall reduce the Company’s debt obligations equal to $310,494.38 in exchange for the issuance of settlement shares of Company’s common stock pursuant to the terms of section 3(a)(10) of the Securities Act of 1933, in multiple tranches, at a price that is sixty percent to the lowest closing bid price for the common stock for the delivery of such tranche. At no time may Trillium beneficially own more than 9.99% of the Company’s outstanding common stock.

Note 7 – Notes Payable

Notes payable consists of notes payable from our subsidiary, notes payable-other, notes payable-BENZA settlement, and notes payable-BOAPIN portal, as follows:

	2020	2019
Notes payable-subsidiary	153,341	145,014
Notes payable-other	–	53,000
Notes payable-BENZA settlement	150,000	–
Notes payable-BOAPIN portal	425,000	–
Total Notes payable	728,341	198,014

Notes Payable - subsidiary

In 2019, the subsidiary negotiated a fixed repayment settlement of some of its debt of $70,875 on a non-interest bearing basis. The Company has various loans and credit lines outstanding. The credit line carries an interest rate of 16.24%. The bank loans carry interest rates varying between 9.24% – 10.90%.

	2020	2019
Kabbage Loan	10,859	11,842
Wells Fargo Loan	16,425	33,970
On Deck Loan	–	–
Susquehanna Salt Loan	–	–
Prosper Loan	18,025	28,327
MCA Cure Loan	–	70,875
MARCUS Loan	27,032	–
SBA Loan -EDIL	6,000	–
SBA Loan - PPP	75,000	–
TOTAL LOANS	153,341	145,014

As of June 30, 2020 and 2019, the Company has outstanding $153,341 and $145,014 (including the above-referenced $70,875) in bank loans and credit lines payable, respectively.

F-13

Debt settlement – On Deck, Susquehanna, MCA Cure

In 2019, our subsidiary negotiated $70,875 debt settlement agreement with MCA Cure to satisfy loans from On Deck Loan and Susquehanna Salt Loan. The Company fulfilled its obligations to MCA Cure and assumed the debts were satisfied. In 2020, the Company discovered its debts had not been satisfied per the agreement with MCA Cure when, after being served by both On Deck and Susquehanna and being assured by MCA Cure these were being handled, the bank was assessed for $33,705, $18,705 being subsequently refunded. On September 30, 2020, the bank was assessed again for $7,186. The subsidiary is currently in negotiations with MCA Cure to rectify the situation and receive remittance of the balance.

Note Payable – Other

In June 2018, the Company secured a $50,000 line of credit from Emry Capital, bearing interest at 8% per annum and convertible into shares of the Company’s capital stock pursuant to the default provisions of the line with a cost of $3,000, which was fully amortized. Originally, the Company earmarked these funds exclusively towards the successful VR product line development and integration.

The note that memorialized the line of credit has been sold several times, and, in November 2019, the note was acquired by Mr. Mittler and Mr. Pizzino, who forgave the obligation (See Note 15).

As of June 30, 2020 and 2019, the Company recorded Note Payable – Other of $-0- and $53,000, respectively.

Note payable – BENZA settlement

In May 2020, the Company negotiated a settlement with respect to $633,000 (net of $27,000 OID) of its convertible notes payable. The settlement consisted of $150,000 in cash and the future issuance of 1,250,000 shares of common stock post-split. The agreement specifies it is to satisfy everything related to the $633,000 net receipts of the company from May 3, 2016. (See Note 8 below).

As of June 30, 2020 and 2019, the Company recorded Note payable-BENZA of $150,000 and $660,000, respectively.

Note payable – BOAPIN purchase

In June, 2020, the Company purchased the BOAPIN portal, including all software, licensing, and ownership rights from Hypersoft Ventures, Inc. for $425,670, which includes the future issuance of six million seven hundred thousand (6,700,000) shares of Series C Convertible Preferred stock and a note for $425,000, bearing ten percent (10%) interest with no prepayment or delinquency clauses.

As of June 30, 2020 and 2019, the Company recorded Note payable-BOAPIN of $425,000 and $-0-, respectively.

Note 8 -- Convertible Notes Payable

Convertible notes payable consist of the following:

	2020	2019
LEONITE	125,000	-0-
BENZA PHARMA	-0-	660,000
D2CF	13,750	13,750
TOTAL	$138,750	$673,750

F-14

Convertible Note: Leonite Capital, LLC:

On November 19, 2019, the Company, together with Hypersoft Ventures (collectively, the “Borrower”), received $135,000 on issuing the first tranche of $150,000 (prorated original issue discount of $15,000) of a $250,000 unsecured convertible note (“Leonite Convertible Note”) to Leonite Capital, LLC, a Delaware limited liability company (“Leonite”), net of an aggregate original issue discount of up to $77,778. The Leonite Convertible Note bears annual interest at the Prime Rate plus eight percent (8%), not to exceed twelve percent (12%) per annum, computed on a 365/360 basis, and is due nine months from the date of issuance. The Leonite Convertible Note is convertible into shares of the Company’s common stock at a conversion price equal to $0.02 per share with anti-dilution features. In connection with its purchase of the Leonite Convertible Note, the Company issued to Leonite 2,700,000 shares of common stock, prorated for the initial tranche.

The Company has determined that the conversion feature embedded in the Leonite Convertible Note constitutes a derivative and has been bifurcated from the Leonite Convertible Note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period. The initial issuance yielded a derivative liability of $94,225, with a discount of $150,000 to be amortized over the 9-month life of the Leonite Convertible Note.

Significant assumptions used in calculating fair value of conversion feature of Leonite Convertible Note at issuance date are as follows.

Expected Dividends	Expected volatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	809.71%	0.0154%	0.75	$ 0.02	$0.01300

Revaluation at June 30, 2020 yielded a loss of $173,406 in fair value of derivative liability, amortization of discounts of $125,000, and interest expense of $11,812.

Balance at September 30, 2019	$–
Leonite Convertible Note issued	150,000
Leonite Convertible Note converted	–
Total	150,000
Less: debt discount	(25,000)
Balance at June 30, 2020	$125,000

Significant assumptions used in calculating fair value of conversion feature of Leonite Convertible Note as of June 30, 2020 are as follows.

Expected Dividends	Expected volatility	Risk-free rate of interest	Expected term (year)	Exercise (Conversion) price	Common stock price per share
0.00%	775.96%	0.0160%	0.1315	$ 0.00280	$0.005600

F-15

Convertible Notes Payable – BENZA, D2CF (March 2016)

On March 1, 2016 and March 3, 2016, the Company closed a private placement and received an aggregate of $612,500 by selling $660,000 and $13,750 unsecured convertible notes (“March Convertible Notes”) and granted warrants (“March Warrants”) to two investors, net of an aggregate original issue discount of $61,250 pursuant to the terms of the related subscription agreements. The March Convertible Notes bear no interest and are due one year from the date of issuance. The March Convertible Notes are convertible into shares of the Company’s common stock at a conversion price equal to $0.01 per share. The Warrants are exercisable for the purchase of up to 6,804,172 shares of the Company’s Series C Convertible Preferred Stock at $0.09 per share. The conversion price of the March Convertible Notes and the exercise price of the March Warrants are subject to adjustment under certain circumstances. The Company is prohibited from effecting a conversion of the March Convertible Notes into shares of common stock and a conversion of shares of Series C Convertible Preferred Stock (if the March Warrants were exercised) into shares of common stock, if, as a result of any such conversion, the investor would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon either or both conversions, which beneficial ownership limitation may be increased by the investor up to, but not exceeding, 9.99%.

The Company has determined that the conversion feature embedded in the March Convertible Notes constitutes a derivative and has been bifurcated from the March Convertible Notes and recorded as a derivative liability, with a corresponding discount recorded to the associated debt, on the accompanying balance sheet, and revalued to fair market value at each reporting period. As of June 30, 2019, the remaining debt discount balance of $76,250 has been amortized and the Company recognized the full loan balance due of $673,750.

As of May 2020, the Company negotiated a settlement with Benza Pharma to satisfy $633,000 net ($27,000 OID) in convertible notes payable, consisting of $150,000 cash payment and the issuance of one million two hundred fifty thousand (1,250,000) shares of its common stock, post split.

As of June 30, 2020, the Company recognized $13,750 in convertible debentures with corresponding derivative liability of $18,527, and increase in liability of $1,893 from the prior year.

Note 9 – Warrants (March 2016)

The Company has evaluated the application of ASC 815 Derivatives and Hedging and ASC 815-40-25 to the March Warrants to purchase Series C Convertible Preferred Stock. Based on the guidance in ASC 815 and ASC 815-40-25, the Company concluded these instruments were required to be accounted for as derivatives due to the down-round protection features on the exercise price and the conversion price. The Company records the fair value of these derivatives on its balance sheet at fair value with changes in the values of these derivatives reflected in the statements of operations as “Change in fair value of derivative instrument” These derivative instruments are not designated as hedging instruments under ASC 815 and are disclosed on the balance sheet under Derivative Liabilities.

The fair value of the March Warrants at the time of their issuance was calculated pursuant to the Black-Scholes option pricing model. The fair value was recorded as a reduction to the convertible notes payable and was charged to operations as interest expense in accordance with effective interest method within the period of the March Convertible Notes with expiration March 2019. No March Warrants were exercised during the period, and as of June 30, 2020 and 2019, all then-outstanding March Warrants have expired.

Note 10 – Stockholders’ Equity (Deficit)

Capital Stock:

The Company is currently authorized to issue 1,200,000,000 shares of common stock, par value of $0.0001 per share, and 14,000,000 shares of preferred stock, par value of $0.0001 per share.

F-16

During the period ended June 30, 2019, the Company issued 41,320,501 shares of common stock for services, valued at $4,132 or $0.0001 per share, and sold 3,500,000 shares of common stock to an unrelated party for $25,000, valued at $0.00714 per share.

During the period ended June 30, 2020, the Company issued 400,000,000 shares of common stock to its management as a signing bonus, 2,700,000 shares of common stock to LEONITE as consideration for their $150,000 convertible debenture. The Company has earmarked 10,000,000 shares for its financial consultants and CFO, 150,000 shares compensation for its management for the fourth quarter, and 1,250,000 shares to satisfy its debt settlement with Benza Pharma (see Note 9).

As of June 30, 2020 and 2019, the Company had 297,399,177 and 94,699,177 shares of common stock issued and outstanding, respectively.

Preferred Stock:

Series A Convertible Preferred Stock: The Company is currently authorized to issue up to 100,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series A Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 688 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively.

Series B Convertible Preferred Stock: The Company is currently authorized to issue up to 62,500 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series B Convertible Preferred Stock for 2 shares of common stock. These shares have no voting rights. As of June 30, 2019 and 2018, 9,938 shares of Series B Convertible Preferred Stock were issued and outstanding, respectively.

Series C Convertible Preferred Stock: The Company is currently authorized to issue up to 6,944,445 shares of Series C Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series C Convertible Preferred Stock for 10 shares common stock. These shares have no voting rights. As of June 30, 2020 and 2019, 138,886 shares of Series C Convertible Preferred Stock were issued and outstanding, respectively.

The Company has earmarked 6,700,000 shares for the BOAPIN asset purchase; these shares were issued in first quarter 2021.

Series D Convertible Preferred Stock: The Company is currently authorized to issue up to 500,000 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series D Convertible Preferred stock for 10 shares of common stock. These shares have no voting rights. As of June 30, 2020 and 2019, 425,000 shares of Series D Convertible Preferred Stock were issued and outstanding, respectively.

Series E Convertible Preferred Stock: The Company is currently authorized to issue up to 5,000,000 shares of Series E Convertible Preferred Stock, par value $0.0001 per share, convertible at a ratio of 1 share of Series E Convertible Preferred Stock for 100 shares of common stock. Each of these shares carries a voting right equivalent to 10,000 shares of common stock. The Company may not issue any other shares with extended voting rights. As of June 30, 2020 and 2019, 1,000,000 and 4,000,000 shares of Series E Convertible Preferred Stock were issued and outstanding, respectively.

In October 2018, the Company sold and issued 4,000,000 shares of Series E Convertible Preferred Stock to an otherwise unrelated third party for $400, or $0.0001 per share. Since these shares carry voting rights of an aggregate of 40,000,000,000 shares of common stock, which constituted more than the aggregate number of issued and outstanding shares of the Company’s other capital stock, this sale and issuance constituted a change of control in the Company. These shares were resold in a private transaction on August 27, 2018, and resold again in another private transaction on October 26, 2018. In November 2019, these shares were acquired in a subsequent private transaction by Mr. Mittler and Mr. Pizzino, together with 200,000,000 shares of common stock, when then vested in them control of the Company. In connection with the acquisition of such shares, Mr. Mittler and Mr. Pizzino also acquired the $53,000 Emry Capital note. As of November 2019, all of shares were to be returned to treasury , and the debt was to be forgiven (see Note 15).

F-17

Note 11 – Related Party Transactions

Credit line – related party

On September 30, 2014, the Company received a line of credit with Medi Pendant New York, Inc. (“MNY”), which is partially owned by the subsidiary’s CEO. Under the line of credit agreement, the Company will be able to borrow up to $500,000 with the rate of interest of 6.5% per annum. The maturity date of the line of credit is September 30, 2017 with a one-year extension to September 30, 2018. On January 31, 2015, the limit on the line of credit was increased to $500,000 with same interest rate and due date, in consideration of the Company’s issuance of 200,000 shares of common stock to one of the owners of MNY, which was memorialized on October 19, 2015. As of June 30, 2020 and 2019, the Company recorded line of credit balances of $397,500 and $397,500, respectively.

Related party loans

In 2020 and 2019, from time to time, related parties lent to the Company funds for day-to-day operations. These are short-term loans which bear no interest, and the Company expects to repay these loans by the end of the fiscal year following the year in which the short-term loan was made

	2020	2019
Due to management	$97,571	$85,716
Due to other related parties	100,385	27,996
Accrued salaries, bonus, fees	279,000	–
Total loans from related parties	$476,956	$113,712

As of June 30, 2020 and 2019, the Company owes 476,956 and $113,713 to related parties, respectively.

Note 12 – Net Income(Loss) Per Share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the net income of the Company, subject to anti-dilution limitations.

	Basis of conversion	Dilution	2020	2019
March Convertible Notes	$660,000	settlement	1,250,000	67,375,300
March Convertible Notes	$13,750		2,455,357
Series A Convertible	688 shares outstanding	1 share A: 2 shares	1,376	1,376
Series B Convertible	9,938 shares outstanding	1 share B: 2 shares	19,876	19,876
Series C Convertible	6,838,886 shares outstanding	1 share C: 10 shares	68,388,860	1,388,860
Series D Convertible	425,000 shares outstanding	1 share D: 10 shares	4,250,000	4,250,000
Series E Convertible	1,000,000 shares outstanding	1 share E: 100 shares	100,000,000	400,000,000
			176,365,469	473,035,412

Because the Company posted losses for the past two years, the basic and diluted share bases will be presented as the same. For the years ended June 30, 2020 and 2019, the Company posted losses of ($.00123) and ($0.00848) per basic share and diluted share, respectively.

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Note 13 – Revenue and expenses

The Company’s wholly owned subsidiary generated the following revenues and incurred the following expenses for the years ended June 30, 2020, and 2019, respectively.

REVENUES	2020	2019
Service labor	0	50
Med01 kit	299,150	969
Replacement parts	0	210
Other service	121,886	115,796
Monitoring	742,301	–
Shipping, handling & reimbursable expenses	0	0
	1,163,337	770,396
LESS: COST OF GOODS SOLD	470,316	398,167
GROSS PROFIT	$693,021	$372,229
EXPENSES
Selling expenses	$1,678	$25,847
Consulting **	0	0
Payroll	353,629	304,404
Payroll taxes	54,076	190,816
Professional services	16,146	26,277
Software	131,560	92,300
Other general & administrative	153,694	132,197
OPERATING EXPENSES	710,783	771,841
OTHER REVENUE/EXPENSES
Interest expense	30,747	17,495
Gain on debt settlement	(8,407)	-0-
	22,340	17,495
NET(LOSS)	$(40,102)	$(417,107)

**$39,467 in consulting expenses from 2019 has been reclassified to software expense to effect a more accurate comparison.

Note 14 – Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

F-19

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

	June 30, 2020		June 30, 2019
U.S. statutory rate	21%		21%
Less valuation allowance	(21%	)	(21%	)
Effective tax rate	0%		0%

The significant components of deferred tax assets and liabilities are as follows, expiring in 2023 and 2024, on net operating losses of $19,378,977 and $18,925,157 for fiscal years ended June 30, 2020 and 2019, respectively:

	June 30, 2020	June 30, 2019
Net deferred tax assets	$4,069,585	$3,974,283
Less valuation allowance	(4,069,585)	(3,974,283)
Deferred tax asset - net valuation allowance	-0-	-0-

Note 15 – Subsequent Events

Management

The Board of Directors appointed Gail Rosenthal as Chief Financial Officer, effective October 1, 2020.

Note payable – COHEN

On July 31, 2020, the company received a short term bridge loan of $500,000 loan from one of its shareholders. The note is due October 31, 2020 and bears 12% interest.

Section 3(a)(10) Settlement Agreement

On August 17, 2020, the Wearable Health Solutions, Inc., (the “Company”) entered into a settlement agreement and stipulation (“Settlement Agreement”) with Trillium Partners LP (“Trillium”) in connection with the settlement of $310,494.38 of bona fide obligations the Company owed to certain of its creditors. The Settlement Agreement was subject to a fairness hearing, and on September 15, 2020, a Federal court in the District of Maryland held a fairness hearing and granted approval of the Settlement Agreement. If the Settlement Agreement is satisfied in full, the Company shall reduce the Company’s debt obligations equal to $310,494.38 in exchange for the issuance of settlement shares of Company’s common stock pursuant to the terms of section 3(a)(10) of the Securities Act of 1933, in multiple tranches, at a price that is sixty percent to the lowest closing bid price for the common stock for the delivery of such tranche. At no time may Trillium beneficially own more than 9.99% of the Company’s outstanding common stock.

Preferred Stock

On September 30, 2020, the Company issued 6,700,000 shares of its Series C Convertible Preferred Stock to Hypersoft Ventures as payment for the BOAPIN portal, along with a note for $425,000.

Offering pursuant to Regulation A

On September 11, 2020, the Company filed a 1-A offering statement with the Securities and Exchange commission, offering up to 500,000,000 at $.01 to raise up to $5,000,000. The offering will be updated with this annual filing and can be viewed on SEC website.

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PART III—EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1*	Amended Articles of Incorporation and Amendments Thereto (as filed on Form 1-A with the SEC on September 11, 2020)
2.2*	Bylaws (as filed on Form 1-A with the SEC on September 11, 2020)
3.1*	Specimen Stock Certificate (as filed on Form 1-A with the SEC on September 11, 2020)
3.2*	Subscription Agreement (as filed on Form 1-A with the SEC on September 11, 2020)
6.1*	Asset Purchase Agreement, by and between the Company and Hypersoft Ventures, Inc., dated August 3, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
6.2*	Employment Agreement by and between the Company and Harrysen Mittler, dated May 11, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
6.3*	Employment Agreement by and between the Company and Peter Pizzino, dated May 11, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
6.4*	Promissory Note by and between the Company and Jason Cohen, dated July 31, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
6.5*	Promissory Note by and between the Company and Hypersoft Ventures, Inc., dated August 3, 2020 (as filed on Form 1-A with the SEC on September 11, 2020)
6.6	Settlement Agreement by and between the Company and Trillium Partners LP, dated August 17, 2020
6.7	Court Order Approving Settlement Agreement, dated September 15, 2020
12.1*	Opinion of Law Office of Andrew Coldicutt (as filed on Form 1-A with the SEC on September 11, 2020)

*incorporated by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto on October 14, 2020.

(Exact name of issuer as specified in its charter):	Wearable Health Solutions, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Harrysen Mittler
Title: Harrysen Mittler, Chief Executive Officer (Principal Executive Officer)
(Date):	October 14, 2020

/s/ Gail Rosenthal
Title: Gail Rosenthal, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	October 14, 2020

SIGNATURES OF DIRECTORS:
/s/ Harrysen Mittler	October 14, 2020
Date

/s/ Peter Pizzino	October 14, 2020
Date

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